RESOLUTIONS OF THE

                              BOARD OF DIRECTORS OF

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

                               AMENDMENT TO BYLAWS

                                 MARCH 24, 2000

AMENDMENT TO BYLAWS

     WHEREAS, this Board of Directors deems it to be in the best interests of Countrywide Credit Industries, Inc. (the "Corporation") to amend its bylaws as set forth below;

    NOW THEREFORE, BE IT RESOLVED, That Article II, Section 4 of the Bylaws of the Corporation be and hereby is amended by adding a new sentence to the end of the Section, the section thereby reading in its entirety as follows:

     Section 4:  Notice of Meetings

Except as otherwise required or permitted by law, whenever the shareholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and time of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed to each shareholder of record entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, the notice shall be given when deposited in the United States mail, postage prepaid and shall be directed to each shareholder at his address as it appears on the record of shareholders, unless he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of any meeting of shareholders shall not be required to be given to any shareholder who shall attend such meeting in person or by proxy and shall not protest, prior to the conclusion of such meeting, the lack of notice thereof, or who shall submit, either before or after the meeting, a signed waiver of notice, in person or by proxy. Unless the Board shall fix a new record date for an adjourned meeting or the adjournment is for more than thirty days, notice of such adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned is announced at the meeting at which the adjournment is taken. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.